EXHIBIT 99.1


               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 -
                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements made by public companies. This safe-harbor protects a company from securities law liability in connection with forward-looking statements if the company complies with the requirements of the safe-harbor. As a public company, the Company has relied and will continue to rely on the protection of the safe harbor in connection with its written and oral forward-looking statements.

     When evaluating the Company's business, you should consider:

     o    all of the information in this quarterly report on Form 10-Q;

     o the risk factors described in the Company's Form 10-K filed with the Securities and Exchange Commission on March 30, 2000; and

     o    the risk factors described below.

                                  RISK FACTORS

     Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither the Company nor anyone else assumes responsibility for the accuracy or completeness of forward-looking statements. You should consider the Company's forward-looking statements in light of the following risk factors and other information in this quarterly report. If any of the risks described below occurs, the Company's business, results of operation and financial condition could differ from those projected in its forward-looking statements. The Company is under no duty to update any of its forward-looking statements after the date of the quarterly report. You should not place undue reliance on forward-looking statements.

Risks to the Company related to its current business situation

     The Company is subject to certain risks related to its current business situation. These risks also could cause actual results to differ materially from results projected in any forward-looking statement in this quarterly report.

The Company will need additional financing to support its operations and may be unable to obtain it on commercially reasonable terms, or at all.

     The Company can satisfy its current cash requirements through November 2000 at current minimum levels. Accordingly, the Company must raise substantial additional funds to continue as a going concern. There is no assurance that, after such period, the Company will be able to secure financing or that such financing will be obtained on terms favorable to the Company. Failure to obtain adequate financing raises substantial doubt as to the Company's ability to acquire an operating business entity as well as continue as a going concern.

There is uncertainty regarding the Company's ability to continue as a going concern.

     The Company has been in the development stage since its inception. It has had no significant operating revenues to date, has accumulated losses of $2,559,659 and will require additional working capital to sustain current operations and complete any proposed future acquisition. This raises substantial doubt as to the Company's ability to continue as a going concern.



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The Company has abandoned its business  operations,  which makes it difficult to predict its future performance.

     The Company commenced operations in January 1999 and subsequently abandoned its website hosting, e-business services and e-commerce business operations in January 2000. The Company is currently negotiating to acquire operating business entities in both the information technology consulting and software industries (the "Target Companies"). The Company, however, has no historical operating history in these industries upon which an evaluation of its business and prospects can be based. As a result, in view of the rapidly evolving nature of the Company's business situation, the Company believes that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

The Company has a history of losses, expects future losses and may never achieve profitability.

     The Company has not achieved profitability and expects to continue to incur operating losses for the foreseeable future. The Company incurred a net loss of $1,336,352 for the nine months ended September 30, 2000. The Company has not had any material revenue in recent years, it has never been profitable and there can be no assurance that, in the future, the Company will be profitable on a quarterly or annual basis. In addition, if the Company plans to acquire an operating business entity, its operating expenses will increase significantly.

The Company is subject to risks as it makes acquisitions and engages in strategic alliances.

     As part of its business strategy, the Company intends to acquire, make investments in, and enter into strategic alliances with as yet unidentified operating  companies.  Any such future  acquisitions,  investments  or strategic alliances would involve risks, such as incorrect assessment of the value, strengths and weaknesses of acquisition and investment opportunities; underestimating the difficulty of integrating the operations and personnel of newly acquired companies; the potential disruption of any ongoing business, including possible diversions of resources and management time; and the threat of impairing relationships with employees and customers as a result of changes in management or ownership.

     There can be no assurance that the Company will be able to successfully overcome these risks. Moreover, the Company cannot be certain that any desired acquisition, investment or strategic alliance can be made in a timely manner or on terms and conditions acceptable to the Company or that the Company will be successful in identifying attractive acquisition candidates. The Company expects that competition for such acquisitions may be significant. The Company may compete with others who have similar acquisition strategies, many of whom may be larger and have greater financial and other resources than the Company.

The Company depends upon key personnel.

     The Company's future operating results are substantially dependent on the continued service and performance of its senior personnel: Damon Poole, the Company's President and Chief Executive Officer, and Patrick McGrath, the
Company's Chief Financial Officer. The Company intends to hire additional executives should it acquire an operating business entity. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key employees or that it will be able to attract or retain highly qualified technical and managerial personnel in the future. The loss of the services of any of the Company's senior management or other key employees or the inability to attract and retain the necessary technical or managerial personnel could have a material adverse effect upon the Company's business, financial condition, operating results and cash flows. The Company does not currently maintain "key man" insurance for any senior management or other key employees.

Directors and Officers are involved in other projects.

     All of the officers and directors of the Company serve as directors, officers and/or employees of companies other than the Company. For example, Patrick McGrath, the Company's Chief Financial Officer, currently act as an independent consultant to other companies. While the Company believes that such officers and directors will be devoting adequate time to effectively manage the Company, there can be no assurance that such other positions will not negatively impact an officer's or director's duties to the Company.